Exhibit 10.4
EMPLOYMENT AGREEMENT
     This EMPLOYMENT AGREEMENT is made and entered into as of October 1, 2007 between ASSET ACCEPTANCE, LLC, a Delaware limited liability company (the “Company”), a wholly owned subsidiary of Asset Acceptance Capital Corp., a Delaware corporation (“AACC”), and DEBORAH L. EVERLY (the “Executive”).
     The Executive has served the Company and AACC or their predecessors continuously during the past twelve years. The Executive’s services have constituted a material factor in the successful growth and development of the Company and AACC. The Company desires to retain the unique experience, ability and services of the Executive and to prevent any other competitive business from securing her services and utilizing her experience, background and know-how.
     In consideration of the mutual covenants and agreements contained herein, the parties hereto agree as follows:
     1. EMPLOYMENT. The Company hereby agrees to continue the employment of the Executive and the Executive hereby accepts continued employment with the Company, on the terms and subject to the conditions hereinafter set forth in this Agreement. Subject to the provisions set forth below regarding Severance Benefits (as defined below), Executive serves at the pleasure of the Board of Directors of AACC and may be terminated at any time, at will, with or without Cause (as defined below).
     2. POSITION AND DUTIES. Subject to the terms and conditions contained herein, the Executive shall serve as Senior Vice President and Chief Acquisitions Officer of the Company and AACC and, in such capacity, shall provide such services and perform such functions, consistent with the nature of such position, as shall be determined from time to time by, or pursuant to authority of, the Board of Directors of AACC (the “Board of Directors”) and such other reasonable duties as are from time to time agreed to between the Chief Executive Officer of the Company and AACC and the Executive. The Executive shall report directly to the Chief Executive Officer of the Company and AACC, and shall observe all directives, rules, policies, regulations, customs and practices now or hereafter established by AACC and the Company for the conduct of their business to the extent the foregoing are not materially inconsistent with the terms of this Agreement. The Executive understands and agrees that she may be required to undertake normal business travel from time to time.
     3. COMPENSATION; BENEFITS.
          (a) As compensation for the performance of the Executive’s services hereunder, the Company shall pay to the Executive an annual salary (the “Regular Base Salary”) of $300,000 (less deductions required by law) effective beginning October 1, 2007, payable in arrears in accordance with the Company’s payroll policy as the same may be modified by the Company from time to time. So long as this Agreement is in effect, the Regular Base Salary shall be subject to annual review, but shall not be reduced below $300,000.
          (b) The Executive shall be entitled to participate in AACC’s 2007 Annual Incentive Compensation Plan for Management (the “Incentive Compensation Plan”), the terms and conditions of which will be determined by the Board of Directors from time to time for future years, but shall be substantially in accordance with Schedule 1 hereto. If the Executive is entitled to a bonus pursuant to the Incentive Compensation Plan with respect to a fiscal year commencing with the fiscal year ending December 31, 2007, the Executive shall be paid in respect to such fiscal year an annual cash bonus (the “Bonus”), payable within two and one-half months following the end of such fiscal year (or such later time as is allowed in accordance with Treasury Regulation 1.409A-3(d)). The terms and conditions of the Incentive Compensation Plan for the fiscal year ending December 31, 2007 are set forth in Schedule1 hereto. Upon termination of employment, all rights to receive any Bonus for any period shall also terminate; provided that, if the Executive’s employment is terminated during a fiscal year under the circumstances contemplated by Section 6(c) or 6(d) and the Executive would have otherwise been entitled to a Bonus with respect to the “Financial Objectives” referenced in the Incentive Compensation Plan or “Personal Objectives” referenced in the Incentive Compensation Plan that were met by Executive, the Executive shall be entitled to receive the pro rata portion (based upon the number of days in such fiscal year that the Executive was employed by the Company) of the Bonus, if any, that would have been paid to the Executive pursuant to this Section 3(b) at the time such Bonus would have been paid had the Executive’s employment not been terminated under the circumstances contemplated by Section 6(c) or 6(d).
          (c) The Executive shall also be entitled to receive a bonus (the “Purchased Receivables Bonus”) in the amount of five (5) basis points of the charged-off consumer accounts receivable purchased by the Company, AACC or its subsidiaries (each a “Subsidiary” and collectively the “Subsidiaries”) beginning January 1, 2007, net of (i) any amount repaid to the Company, AACC or a Subsidiary by the seller of the accounts which is attributable to repurchases of accounts by the seller, (ii) any amount received by the Company, AACC or a Subsidiary attributable to purchased accounts immediately resold by the Company, AACC or a Subsidiary following the purchase of the accounts and (iii) any other amount for which the Company does not take title with the intention of collecting the accounts receivable for the long-term benefit of the Company. The Purchased Receivables bonus shall be payable beginning January 31, 2008, for purchases made in 2007, and thereafter on a quarterly basis for purchases made each quarter, as of the last pay date for the Executive in the month following each quarter, subject to the adjustments set forth in items (i) through (iii) of the immediately preceding sentence. Upon termination of employment, all rights to receive any Purchased Receivables Bonus for any period shall also terminate; provided that if the Executive’s employment is terminated during a fiscal year under the circumstances contemplated by Section 6(c) or 6(d) and the Executive would have otherwise been entitled to a Purchased Receivables Bonus for a period in which the Executive’s employment is terminated, the Executive shall be entitled to receive the Purchased Receivables Bonus, if any and to the extent not yet paid, that would have been paid on completed purchases through the date of termination of Executive’s employment.
          (d) During the period of Executive’s employment by the Company (the “Employment Period”), the Executive shall be entitled to receive such other benefits and conditions of employment, including, without limitation, participation in such group health, life, and disability plans provided by the Company as are afforded from time to time hereafter to the other senior executives of the Company with similar position, tenure, salary and other qualifications as the Executive’s. The Executive acknowledges and agrees that the Company does not guarantee the adoption or continuation of any particular employee benefit plan or program or other fringe benefit during her employment, and participation by the Executive in any such plan or program shall be subject to the rules and regulations applicable thereto.

          (e) The Company shall, in connection with a meeting of the Compensation Committee of the Board of Directors in the fourth quarter of the Company’s fiscal year 2007, after release of AACC’s third quarter financial results, take such actions as are necessary for AACC to grant, as of the date of that meeting of the Compensation Committee of the Board of Directors, stock options and restricted stock units pursuant to the terms of AACC’s 2004 Stock Incentive Plan, as amended (the “Stock Incentive Plan”), subject to the terms and conditions set forth in Schedule 2 attached hereto and subject to AACC and the Executive entering into appropriate stock option and restricted stock unit award agreements in accordance with the Stock Incentive Plan.
     4. EXCLUSIVITY. During her employment, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive shall devote her full attention and time during normal business hours to the business and affairs of AACC and the Company, shall perform her services primarily at AACC’s headquarters, wherever the Board of Directors may from time to time designate them to be, but in any case, within a 50 mile radius of Detroit, Michigan, and at all times use her best efforts to carry out such responsibilities faithfully and efficiently and to advance the business of AACC and the Company. During the Employment Period, the Executive will not be engaged in any other business activity which, in the reasonable judgment of the Board of Directors or its designee, conflicts with the duties of the Executive hereunder, whether or not such activity is pursued for gain, profit or other pecuniary advantage. It shall not be considered a violation of the foregoing for the Executive to (i) serve on civic or charitable boards or committees, (ii) deliver lectures, fulfill speaking engagements or teach at educational institutions and (iii) manage personal investments, so long as such activities do not compete with and are not provided to or for any entity that competes with or intends to compete with AACC or the Company or any of their subsidiaries and affiliates and do not interfere significantly with the performance of the Executive’s responsibilities as an employee of the Company in accordance with this Agreement.
     5. REIMBURSEMENT FOR EXPENSES. Upon the presentation of itemized vouchers and receipts to the reasonable satisfaction of the Company, the Company shall reimburse the Executive for travel, meals, entertainment and other expenses reasonably incurred by the Executive in the performance of her duties under this Agreement in accordance with the Company’s expense reimbursement policy as the same may be modified by the Company from time to time (provided that expense reimbursement will under no circumstances occur later than sixty (60) days after the date on which the expense is incurred).
     6. TERMINATION.
          (a) The Company shall be entitled to terminate this Agreement and the employment relationship established hereby with or without Cause immediately by giving written notice of termination to the Executive. As used herein, “Cause” means any of the following circumstances:
          (i) continual or deliberate neglect by the Executive in the performance of her material duties under this Agreement;
          (ii) failure by the Executive to devote substantially all of her working time to the business of AACC and the Company and the Subsidiaries of AACC in accordance with Section 4 hereof;

          (iii) the Executive’s willful failure to follow the directives of the Board of Directors in any material respect; provided that such directives are not materially inconsistent with the terms of this Agreement;
          (iv) the Executive’s engaging willfully in misconduct in connection with the performance of any of her duties hereunder which is reasonably likely to result, in the Board of Director’s good faith judgment, in material injury to the reputation of AACC, the Company or any of the Subsidiaries, including, without limitation, the misappropriation of funds;
          (v) the Executive’s breach of the provisions of Section 7 of this Agreement or any other noncompetition, noninterference, nondisclosure, confidentiality or other similar agreement executed by the Executive with the Company, AACC or any of its Subsidiaries; or
          (vi) the Executive’s engaging in conduct which is reasonably likely to result, in the Board of Director’s good faith judgment, in material injury to the reputation of the Company, AACC or any of its Subsidiaries, including, without limitation, commission of a felony, fraud, embezzlement or other crime involving moral turpitude;
provided that, with respect to the events set forth in clauses (i) through (iii), the Executive shall have been given written notice of the act, omission or event constituting Cause and shall not have cured such act, omission or event within 30 days after the giving of such notice.
     After the effective date of termination for Cause under this Section 6(a), the Company shall not be obligated to make any further payments to the Executive under this Agreement, except for amounts due the Executive hereunder as of such effective date or amounts or benefits to which the Executive may be entitled under the terms of any employee benefit plan of the Company.
          (b) In the event that the Executive resigns, other than upon Retirement or for Substantial Breach (as those terms are hereinafter defined), this Agreement and the employment relationship established hereby shall terminate immediately upon the receipt by the Company of notice of the Executive’s resignation. After the effective date of termination under this Section 6(b), the Company shall not be obligated to make any further payments under this Agreement, except for amounts due the Executive hereunder as of such effective date or for amounts or benefits to which the Executive may be entitled under the terms of any employee benefit plan of the Company.
          (c) In the event that the Executive dies, Retires (as hereinafter defined) or becomes Disabled (as hereinafter defined) during the term of this Agreement, this Agreement and the employment relationship established hereby shall terminate immediately upon the date on which the Executive dies, Retires or becomes Disabled, as the case may be. After the effective date of termination under this Section 6(c), the Company shall not be obligated to make any further payments under this Agreement, other than payment to the Executive or the Executive’s heirs, devisees, executors, administrators, legal representatives or the trustee of a revocable trust of which the Executive is the grantor, as the case may be, of (i) all amounts due the Executive hereunder as of such effective date, including any amounts or benefits to which the Executive may be entitled under the terms of any employee benefit plan of the Company, as in effect on the effective date of such termination and (ii) the pro rata portion of the Bonus and the Purchased Receivables Bonus, if any, due to the Executive in accordance with Section 3(b) or 3(c). For purposes of this Section 6(c), “Retires” or “Retirement” shall mean the voluntary termination of employment by the Executive after the Executive attains age 65 and “Disabled” shall mean, as of any date, the inability of the Executive to perform her essential duties hereunder without reasonable accommodation for a period of six months as determined in the good faith judgment of the Board of Directors.
          (d) In the event that (i) the Company elects to terminate the employment of the Executive without Cause, or (ii) the Executive resigns from her employment hereunder following a Substantial Breach (as defined in this Section 6(d) (such Substantial Breach having not been corrected by the Company within 30 days of receipt of written notice from the Executive of the occurrence of such Substantial Breach, which notice shall specifically set forth the nature of the Substantial Breach which is the reason for such resignation), then, in either such event, the Company shall pay the Executive the Severance Benefits as defined and provided in Section 9 hereof.
          “Substantial Breach” shall mean any material breach by the Company of its obligations under this Agreement including without limitation, (i) the assignment of the Executive to a position or duties materially diminished from those normally assigned to a Chief Acquisitions Officer of a business enterprise comparable to AACC; (ii) a material reduction in the Executive’s Regular Base Salary below $300,000; (iii) a change in the location at which the Executive is required to perform her duties for the Company, AACC and its Subsidiaries which is outside a 50 mile radius of Detroit, Michigan; or (iv) the material failure by the Company to allow the Executive to participate in the Company’s employee benefit plans or incentive compensation plans generally available from time to time to senior executives of the Company in comparable positions; provided, that the term “Substantial Breach” shall not include (x) an immaterial breach by the Company of any provisions of this Agreement or (y) a termination for Cause under Section 6(a).
          The date of termination of employment by the Company under this Section 6(d) shall, as the case may be, be the later of the date, if any, specified in a written notice of termination to the Executive or the date on which such notice is given to the Executive. The date of resignation under this Section 6(d) shall be 31 days after receipt by the Company of written notice of resignation; provided that the Substantial Breach specified in such notice shall not have been corrected by the Company during the preceding 30-day period. The effective date of termination of employment by the Company under this Section 6(d) and the effective date of resignation by the Executive under this Section 6(d) shall each be referred to as a “Section 6(d) Termination Date”.
          (e) Notwithstanding anything in this Section 6 to the contrary, but subject to the consequences set forth in this Section 6, (i) the Company may terminate the Executive’s employment at any time with or without Cause, (ii) the Executive may terminate her employment at any time whether or not there has been a Substantial Breach and (iii) the Executive’s rights in any employee benefit plans offered by the Company shall be governed by the rules of such plans as well as by applicable law.
          (f) Notwithstanding anything in this Section 6 to the contrary, the provisions of Sections 7 and 8 shall survive termination of this Agreement.

     7. CONFIDENTIALITY AND NON COMPETITION. The Executive acknowledges that (i) the agreements and covenants contained herein are essential to protect AACC and the Company’s business and assets and (ii) by virtue of her association with AACC and the Company, the Executive has access to and has obtained and will continue to have access to and obtain such knowledge, know-how, proprietary information, training and experience, which is known only to the members, officers or managers of AACC and the Company, or other employees, former employees, consultants, or others in a confidential relationship with the Company, AACC and its Subsidiaries, and there is a substantial probability that such knowledge, know-how, proprietary information, training and experience could be used to the substantial advantage of a competitor of AACC or the Company and to AACC or the Company’s substantial detriment.
          (a) COVENANT NOT TO COMPETE.
     (i) The Executive agrees that, for the period commencing on the date of this Agreement and ending on the date which is the later of (A) one year after the termination of the Executive’s employment and (B) the date the Company ceases making to the Executive the payments with respect to the Severance Benefits, if any, required to be made pursuant to Sections 6 and 9 (the “Restricted Period ”), the Executive shall not, in the Territory (hereinafter defined), directly or indirectly, either for herself or for, with or through any other person, own, manage, operate, control, be employed by, participate in, loan money to or be connected in any manner with, or permit her name to be used by, any business which is engaged (1) in the business of purchasing and collecting consumer accounts receivable that have been charged off by the original creditor (“Charged Off Accounts”), (2) in financing sales of consumer product retailers or (3) any other business activity in which the Company, AACC or any of its Subsidiaries may engage during the Employment Period (a “Competitive Activity ”); provided that the Company may, at its option, extend the Restricted Period for up to one additional year by continuing to pay to the Executive on the regular payment dates the Executive’s regular installments of Regular Base Salary as in effect on the day immediately preceding the date of termination.
     (ii) For purposes of this Agreement, the term “participate ” includes any direct or indirect interest, whether as an officer, director, employee, partner, sole proprietor, trustee, beneficiary, agent, representative, independent contractor, consultant, advisor, provider of personal services, creditor, owner (other than by ownership of less than one (1) percent of the stock of a corporation that has a class of equity securities registered under the Securities Exchange Act of 1934). “Territory” means North America, South America, Europe and Asia.
          (b) NONDISCLOSURE OF CONFIDENTIAL INFORMATION.
     (i) The Executive shall not, whether during or after employment, disclose to any person or entity or use, any information not in the public domain, in any form, acquired by the Executive while she was employed or associated with AACC and the Company or, if acquired following the termination of such association, such information which, to the Executive’s knowledge, has been acquired, directly or indirectly, from any person or entity owing a duty of confidentiality to the Company or AACC (the “Confidential Information ”). By way of illustration but not limitation, Confidential Information may include trade secrets, supplier lists regarding Charged Off Accounts , collection methods, information regarding bulk purchases of Charged Off Accounts, employee compensation arrangements, business practices, plans, policies, secret inventions, processes and compilations of information, records and specifications, as well as information related to the management policies and plans for AACC, the Company or their affiliates.
     (ii) Notwithstanding the foregoing, the restrictions in subsection (b)(i) of this Section 7 are not applicable to the disclosure or use of Confidential Information in connection with the following: (A) in the course of faithfully performing the Executive’s duties as an employee of the Company; (B) with the Company’s express written consent; (C) to the extent that any such Confidential Information is in the public domain other than as a result of the Executive’s breach of any of her obligations hereunder; or (D) where required to be disclosed by court order, subpoena or other governmental process. In the event that the Executive shall be required to make disclosure pursuant to the provisions of clause (D) of the preceding sentence, the Executive promptly (but in no event more than forty-eight (48) hours after learning of such subpoena, court order, or other governmental process) shall notify the Company in writing, by personal delivery or by facsimile, confirmed by mail or by certified mail, return receipt requested.
     (iii) The Executive agrees and acknowledges that all of such Confidential Information, in any form, and copies and extracts thereof are and shall remain the sole and exclusive property of AACC and the Company, and the Executive shall on request return to the Company the originals and all copies of any such information provided to or acquired by the Executive in connection with her association with AACC or the Company, and shall return to the Company all files, correspondence and/or other communications received, maintained and/or originated by the Executive during the course of such association.
          (c) NO INTERFERENCE. During the Restricted Period, the Executive shall not, without the prior written approval of the Board of Directors, directly or indirectly through any other person (i) induce or attempt to induce any employee of the Company, AACC or any of its Subsidiaries to leave the employ of the Company, AACC or any of its Subsidiaries or in any way interfere with the relationship between the Company, AACC or any of its Subsidiaries and any employee thereof, (ii) hire any person who was an employee of the Company, AACC or any of its Subsidiaries within twelve months after such person’s employment with the Company, AACC or any of its Subsidiaries was terminated for any reason, (iii) induce or attempt to induce any supplier of Charged Off Accounts or other business relation of the Company, AACC or any of its Subsidiaries to cease doing business with the Company, AACC or its Subsidiaries, or in any way interfere with the relationship between any such supplier or business relation and the Company, AACC and its Subsidiaries or (iv) acquire Charged Off Accounts from any person that was a seller of Charged Off Accounts to the Company, AACC or any of its Subsidiaries during the Restricted Period; provided that the Company may, at its option, extend the Restricted Period for up to one additional year by continuing to pay to the Executive on the regular payment dates the Executive’s regular installments of Regular Base Salary as in effect on the day immediately preceding the date of termination.
          (d) INVENTIONS. The Executive hereby sells, transfers and assigns to the Company or to any person or entity designated by the Company all of the entire right, title and interest of the Executive in and to all inventions, ideas, disclosures and improvements, whether patented or unpatented, and copyrightable material, made or conceived by the Executive, solely or jointly, or in whole or in part, during her employment (including employment prior to the date hereof) by the Company which are not generally known to the public or recognized as standard practice and which (i) relate to methods, apparatus, designs, products, processes or devices sold, leased, used or under construction or development by the Company or any Subsidiary and (ii) arise (wholly or partly) from the efforts of the Executive during her employment with the Company (an “Invention ”). The Executive shall communicate promptly and disclose to the Company, in such form as the Company requests, all information, details and data pertaining to any such Inventions; and, whether during the Restricted Period or thereafter, the Executive shall execute and deliver to the Company such form of transfers and assignments and such other papers and documents as reasonably may be required of the Executive to permit the Company or any person or entity designated by the Company to file and prosecute the patent applications and, as to copyrightable material, to obtain a copyright thereon. The Company shall pay all costs incident to the execution and delivery of such transfers, assignments and other documents. Any invention by the Executive within six months following the termination of her employment hereunder shall be deemed to fall within the provisions of this Section 7(d) unless the Executive bears the burden of proof of showing that the Invention was first conceived and made following such termination.
     8. DEDUCTIONS FROM COMPENSATION. The Executive agrees that the Company shall be entitled to deduct and withhold from any compensation payable to the Executive under this Agreement (i) any taxes in respect of the Executive that the Company is required to deduct and withhold under federal, state or local law whether arising from compensation hereunder or otherwise and (ii) any other amounts lawfully due from the Executive as determined in good faith by the Company and/or the Board of Directors. In the event that the Executive is no longer employed by the Company at a time when the Company otherwise would be entitled to deduct and withhold any amount pursuant to the preceding sentence, the Executive shall remit such amount to the Company within five days after the receipt of notice from the Company specifying such amount or otherwise in accordance with the Executive’s obligations with respect thereto.
     9. SEVERANCE BENEFITS. If the Executive’s employment with the Company is terminated pursuant to Section 6(d)hereof, the Executive shall be entitled to receive as her sole and exclusive remedy the termination benefits provided under this Section 9 (the “Severance Benefits”). As a condition of receiving Severance Benefits, Executive agrees to sign an effective legal release (in any form the Board of Directors may require) waiving any and all claims she has or may have against the Company, AACC and their agents, employees, directors, subsidiaries, attorneys, successors, assigns, and affiliates, as of the date of her termination.
          (a) The Executive shall be paid periodically, according to the Company’s payroll policy, her Regular Base Salary at the rate in effect on the Section 6(d) Termination Date for a period of twelve (12) months, provided that the Company, in its sole discretion, may elect to pay the Executive’s Regular Base Salary for up to one additional year for the purpose of extending the term of the Executive’s covenants set forth in Sections 7(a) and 7(c) during that additional one year period. The Executive shall also be paid the pro rata portion of each of the Bonus and the Purchased Receivables Bonus, if any, due to the Executive in accordance with Sections 3(b) and 3(c) for the fiscal year in which she was terminated. The Company shall make these pro rata Bonus and Purchased Receivables Bonus payments within two and one-half months after the end of its fiscal year to which the Bonus and Purchased Receivables Bonus relates (or such later time as is allowed in accordance with Treasury Regulation 1.409A-3(d)), with payment made promptly after the Company makes bonus payments to its executive officers. The Executive shall not be entitled to any further notice, severance pay, pay in lieu of notice or any compensation whatsoever, except any amounts owing under this Agreement. The Executive agrees that the foregoing notice is deemed conclusively to be reasonable notice of termination at common law and the Executive is not entitled to any additional notice or pay in lieu of notice or severance pay. The Executive acknowledges that the Company has drawn her attention to the provisions contained herein prior to executing this Agreement.
          (b) The Company shall pay the costs necessary to continue the Executive’s participation pursuant to COBRA (to the extent applicable) for a period of 18 months following the Section 6(d) Termination Date (including dependent coverage) in any life, disability, group health and dental benefit plans provided by the Company, in effect immediately prior to the Section 6(d) Termination Date. Following the Section 6(d) Termination Date, the Company shall not be obligated to (i) provide business accident insurance covering the Executive or (ii) to make contributions in respect of the Executive to any qualified retirement and pension plans or profit sharing plans for compensation paid after the Section 6(d) Termination Date.
     10. EXECUTIVE TRAINING. The Company shall permit the Executive to participate in executive training programs relevant to the Company’s business and the professional development of the Executive, chosen by the Company and the Executive and paid for by the Company.
     11. INJUNCTIVE RELIEF. Without intending to limit the remedies available to the Company, the Executive acknowledges that a breach of any of the covenants contained in Section 7 hereof may result in material irreparable injury to the Company or its affiliates for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction restraining the Executive from engaging in activities prohibited by Section 7 hereof or such other relief as may be required to specifically enforce any of the covenants in Section 7 hereof. The Executive hereby agrees and consents that such injunctive relief may be sought in any state or federal court of record in Michigan, or in the state in which such violation may occur, or in any other court having jurisdiction, at the election of the Company.
     12. EXTENSION OF RESTRICTED PERIODS. In addition to the remedies the Company may seek and obtain pursuant to Section 11 of this Agreement, the Restricted Period shall be extended by any and all periods during which the Executive shall be found by a court to have been in violation of the covenants contained in Section 7 hereof.
     13. SUCCESSORS; BINDING AGREEMENT. This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive otherwise than by will, the laws of descent and distribution or the terms of a revocable trust of which the Executive is the grantor. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.
     14. WAIVER AND MODIFICATION. Any waiver, alteration or modification of any of the terms of this Agreement shall be valid only if made in writing and signed by the parties hereto; provided that any such waiver, alteration or modification is consented to on the Company’s behalf by the Board of Directors. No waiver by either of the parties hereto of their rights hereunder shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.
     15. SEVERABILITY. The Executive acknowledges and agrees that the covenants set forth in Section 7 hereof are reasonable and valid in geographical and temporal scope and in all other respects. If any of such covenants or other provisions of this Agreement are found to be invalid or unenforceable by a final determination of a court of competent jurisdiction (i) the remaining terms and provisions hereof shall be unimpaired and (ii) the invalid or unenforceable term or provision shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.
     16. SUBMISSION TO JURISDICTION; VENUE.
     (a) WITH THE EXCEPTION OF THE RIGHTS OF THE COMPANY UNDER SECTION 11 OF THIS AGREEMENT, ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY TRANSACTIONS CONTEMPLATED HEREBY SHALL BE BROUGHT IN THE COURTS OF THE STATE OF MICHIGAN OR IN THE UNITED STATES DISTRICT COURT FOR THE EASTERN DISTRICT OF MICHIGAN SITTING IN DETROIT, MICHIGAN, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE PARTIES HEREBY ACCEPTS FOR HERSELF OR ITSELF AND IN RESPECT OF HER OR ITS PROPERTY GENERALLY AND UNCONDITIONALLY, THE NON-EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS. EACH OF THE PARTIES IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY MAILING COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY AT HER OR ITS ADDRESS AS PROVIDED IN SECTION 18 HEREOF. NOTHING IN THIS PARAGRAPH (a) SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS IN ANY OTHER JURISDICTION.
     (b) WITH THE EXCEPTION OF THE RIGHTS OF THE COMPANY UNDER SECTION 11 OF THIS AGREEMENT, EACH PARTY HEREBY IRREVOCABLY WAIVES ANY OBJECTIONS WHICH SHE OR IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT BROUGHT IN THE COURTS REFERRED TO IN PARAGRAPH (a) OF THIS SECTION 16 AND HEREBY FURTHER IRREVOCABLY WAIVES

AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
     (c) WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EACH OF THE PARTIES TO THIS AGREEMENT AGREES THAT, AT THE TIME OF ANY SUCH ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY TRANSACTIONS CONTEMPLATED HEREBY, EACH OF THE PARTIES WILL EXECUTE SUCH INSTRUMENTS AND OTHER DOCUMENTS AS MAY BE NECESSARY TO CONSENT TO AND WAIVE ANY OBJECTION TO VENUE AND JURISDICTION IN THE COURTS IDENTIFIED IN SUBSECTIONS (a) AND (b) ABOVE.
     17. WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.
     18. BLUE PENCILLING. In the event that, notwithstanding the first sentence of Section 15 hereof, any of the provisions of Section 7 relating to the geographic or temporal scope of the covenants contained therein or the nature of the business restricted thereby shall be declared by a court of competent jurisdiction to exceed the maximum restrictiveness such court deems enforceable, such provision shall be deemed to be replaced herein by the maximum restriction deemed enforceable by such court.
     19. NOTICES. All notices required to be given hereunder shall be in writing and shall be deemed to have been given if (i) delivered personally or by documented courier or delivery service, (ii) transmitted by facsimile or (iii) mailed by registered or certified mail (return receipt requested and postage prepaid) to the following listed persons at the addresses and facsimile numbers specified below, or to such other persons, addresses or facsimile numbers as a party entitled to notice shall give, in the manner hereinabove described, to the others entitled to notice:
In the case of the Company:
Asset Acceptance, LLC
28405 Van Dyke Avenue
Warren, Michigan 48093
Attention: Nathaniel F. Bradley IV
     Chairman, President and CEO
Facsimile No.: 586-446-7832

     with a copy to:
Asset Acceptance, LLC
28405 Van Dyke Avenue
Warren, Michigan 48093
Attention: Edwin L. Herbert, Esq.
     Vice President and General Counsel
Facsimile No.: 586-446-7832
In the case of the Executive:
Deborah L. Everly
41623 Belvidere
Harrison Township, MI 48045
Notice pursuant hereto shall be deemed given (i) if delivered personally, when so delivered, (ii) if given by facsimile, when transmitted to the facsimile number set forth above, when so transmitted if transmitted during normal business hours at the location to which it is transmitted or upon the opening of business on the next Business Day if transmitted other than during normal business hours at the location to which it is transmitted and (iii) if given by mail, on the third business day following the day on which it was posted.
     20. TAXES. Except as otherwise specifically provided elsewhere in this Agreement or herein, the Executive is solely responsible for the satisfaction of any taxes that may arise pursuant to this Agreement (including taxes arising under Section 409A regarding deferred compensation, and Section 4999 regarding golden parachute excise taxes, of the Internal Revenue Code of 1986 (the “Code”)).  The Company shall not have any obligation whatsoever to pay such taxes or to otherwise indemnify or hold the Executive harmless from any or all of such taxes. If any amounts that become due under this Agreement constitute “nonqualified deferred compensation” within the meaning of Section 409A, payment of such amounts shall not commence until the Executive incurs a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h).  If, at the time of the Executive’s separation from service, the Executive is a “specified employee” (within the meaning of Internal Revenue Code Section 409A), any benefit as to which Section 409A additional taxes could be assessed on account of her separation from service (including any amounts payable pursuant to the preceding sentence) will not be paid until after the end of the sixth calendar month beginning after the Executive’s separation from service (the “409A Suspension Period”) to the extent such delay may reasonably be expected to avoid Section 409A additional taxes. Within 14 calendar days after the end of the 409A Suspension Period, the Executive shall be paid a lump sum payment in cash equal to any payments delayed because of the preceding sentence. Thereafter, the Executive shall receive any remaining benefits as if there had not been an earlier delay. The Company shall have the sole discretion to interpret the requirements of the Code, including Section 409A, for purposes of this Agreement.

     21. CAPTIONS AND PARAGRAPH HEADINGS. Captions and section headings herein are for convenience only, are not a part hereof and shall not be used in construing this Agreement.
     22. ENTIRE AGREEMENT. This Agreement, including the Schedules hereto, constitutes the entire understanding and agreement of the parties hereto regarding the employment of the Executive, and supersedes all prior agreements and understandings between the parties.
     23. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.
     24. ACKNOWLEDGMENT AND INDEPENDENT LEGAL ADVICE. The Executive acknowledges that (i) she has read and understands this Agreement and that the Company has advised her that the foregoing alters and supersedes her common law rights, and (ii) neither her execution of this Agreement nor her performance of services pursuant to this Agreement will violate any prior or existing employment agreement, non-competition agreement, or similar agreement to which the Executive is or ever has been a party. The Executive acknowledges that the Company has advised her to seek legal advice prior to executing this Agreement.
     25. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Michigan, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Michigan or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Michigan.
[Signatures on next page]

     WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

ASSET ACCEPTANCE, LLC
By:	/s/ Nathaniel F. Bradley
	Name:	Nathaniel F. Bradley IV
	Title:	Chairman, CEO, President

By:	/s/ Deborah L. Everyly
DEBORAH L. EVERLY

SCHEDULE 1
2007 Annual Incentive Compensation Plan for Management
Attached is the Asset Acceptance Capital Corp. 2007 Annual Incentive Compensation Plan for Management, with the terms for participation by Deborah L. Everly for 2007 to include the following:

Target Bonus Rate	50.0%

			Bonus as %
	Objectives	% of Target	of Salary	$ Bonus (1)
% Based on Company Objectives
Minimum	50.0%	As determined	0.0%	$—
Target	50.0%	100.0%	25.0%	$75,000
Maximum	50.0%	110.0%	50.0%	$150,000

% Based on Personal Objectives
Target	50.0%		25.0%	$75,000

Total Bonus Opportunity
Minimum		As determined	25.0%	$75,000
Target		100.0%	50.0%	$150,000
Maximum		110.0%	75.0%	$225,000

Personal Objectives	% of Personal Bonus
(1)	—%
(2)	—%
(3)	—%
(4)	—%
(5)	—%

(1)	Calculated as if Executive’s annual base salary of $300,000 was effective from January 1, 2007 through December 31,2007.

Asset Acceptance Capital Corp.
2007 Annual Incentive Compensation Plan for Management
     General
     Each year, in connection with the approval of the annual budget and forecast, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Asset Acceptance Capital Corp. (the “Company”) establishes an annual incentive compensation plan for key executives and certain other management level employees (the “Plan Participant(s)”) of the Company.
     The Annual Incentive Compensation Plan will establish for each Plan Participant a bonus target (the “Bonus Target”) equal to a specified percentage of Base Salary (as defined below). The Bonus Target will be set by the Committee at a level consistent with each executive’s responsibilities. As used in this Plan, “Base Salary” shall be the Plan Participant’s base compensation (excluding incentive and any other compensation) paid during 2007. For individuals who become Plan Participants during 2007, Base Salary shall be the base compensation (excluding incentive and any other compensation) paid in 2007 beginning on the date the individual first becomes eligible to participate in the Annual Incentive Compensation Plan.
     The Annual Incentive Compensation Plan will be comprised of two parts: (a) Financial Objectives; and (b) Personal Objectives. Bonus amounts will be computed separately for achievement of Financial Objectives and Personal Objectives, as set forth below under the captions “Financial Objectives” and “Personal Objectives”, respectively. Final payments under the Annual Incentive Compensation Plan will be made after receipt and approval by the Board of the annual audited financial statements of the Company for the year ending December 31, 2007. A Plan Participant will not be paid a bonus unless the Plan Participant is employed by the Company on the date the Board approves the annual audited financial statements for 2007.
     Payments shall be made under the Plan in a manner necessary to preserve the exemption from Section 409A of the Internal Revenue Code.
     The Compensation Committee recognizes the need of the Plan Participants to conduct themselves in compliance with the Code of Business Conduct. In addition to the non-financial consequences contained in the Code of Business Conduct, any violation of the Code of Business Conduct shall result in complete forfeiture of any bonus which would otherwise be paid under this Plan.
     Financial Objectives
     The financial performance of the Company will be measured against Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”), after accrual of all incentive compensation plan payments. EBITDA will be determined in a manner consistent with the definition of EBITDA contained in Exhibit 1.
     For the fiscal year ended December 31, 2007, the Financial Objective goal will be set at the 2007 budgeted EBITDA of $XXXXXX (the “2007 Financial Objective Goal”). The

minimum goal will be set at a percentage of the 2007 Financial Objective Goal equal to the greater of (i) 2006 EBITDA achieved by the Company (expressed as a percentage of the 2007 EBITDA Financial Objective Goal), or (ii) 90% of the 2007 Financial Objective Goal (the “Minimum Goal”). The maximum goal will be set at 110% of the 2007 Financial Objective Goal (the “Maximum Goal”).
     The bonus payout under the Financial Objective portion of the Plan shall be 50% of the Target Bonus at achievement of the 2007 Financial Objective Goal. If the 2007 actual EBITDA achieved is at least equal to the Minimum Goal, the bonus payout under the Financial Objective portion of the Plan shall be expressed as 50% of the Target Bonus multiplied by the following percentage (provided that the bonus payout shall not exceed the Maximum Goal):
          The sum of:
          (1) 100%, plus
          (2) the product of (a) 10, multiplied by (b) the difference of actual EBITDA as a percentage of the 2007 Financial Objective Goal, less 100%
     The following examples illustrate the application of the Financial Objectives:
     (1) If a Plan Participant had a Target Bonus of $100, the 2007 Financial Objective Goal was $5,000 and the actual 2007 achieved EBITDA was equal to the 2007 Financial Objective Goal, then the bonus payout under the Financial Objective portion of the Plan would be $50.
     (2) However, if the actual 2007 achieved EBITDA exceeded the Minimum Goal and was equal to 98% of the 2007 Financial Objective Goal, then the bonus payout under the Financial Objective portion of the Plan would be $50 multiplied by 80%, or $40, calculated as follows:
     The sum of:
          (1) 100%, plus
          (2) the product of (a) 10, multiplied by (b) the difference of 98%, less 100%
     (3) Moreover, if the actual 2007 achieved EBITDA exceeded the Minimum Goal and was equal to 105% of the 2007 Financial Objective Goal, then the bonus payout under the Financial Objective portion of the Plan would be $50 multiplied by 150%, or $75, calculated as follows:
     The sum of:
          (1) 100%, plus
          (2) the product of (a) 10, multiplied by (b) the difference of 105%, less 100%

     Personal Performance Objectives
     Personal Objectives should be measurable goals jointly developed by the Plan Participant and his/her immediate supervisor (subject to approval by the Chairman, President and Chief Executive Officer or her designee(s), and for certain participants, the Compensation Committee of the Board of Directors). The points earned under Personal Performance will be calculated based on the percentage of completion of each assigned objective, recognizing the determination of such percentage completion is in part subjective. If there is any disagreement as to the scoring of each assigned objective, the determination of the Chairman, President and Chief Executive Officer or her designee(s) shall be final and binding.
     Each Plan Participant may earn up to a maximum of 50% of her Target Bonus based on the achievement of Personal Objectives. No Plan Participant will be eligible to earn any part of her bonus based on the achievement of Personal Objectives unless 2007 EBITDA achieved by the Company equals or exceeds the 2006 EBITDA achieved by the Company.

AACC 2007 BONUS PLAN

Name:	Insert Name

Title:	Insert Title

Estimated Salary:	2007 Base Comp.

Target Bonus Rate	Insert Target Bonus %

			Bonus as %
	Objectives	% of Target	of Salary	$ Bonus
% Based on Company Objectives

Minimum	50.0%	As determined	0.0%	$—
Target	50.0%	100.0%	50% of Target Bonus Rate	Computed
Maximum	50.0%	110.0%	100% of Target Bonus Rate	Computed

% Based on Personal Objectives
Target	50.0%		50% of Target Bonus Rate	Computed

Total Bonus Opportunity

Minimum		As determined	Computed	Computed
Target		100.0%	Computed	Computed
Maximum		110.0%	Computed	Computed

Personal Objectives	% of Personal Bonus
(1) Insert Goal 1	Goal 1 Weight
(2) Insert Goal 2	Goal 2 Weight
(3) Insert Goal 3	Goal 3 Weight
(4) Insert Goal 4	Goal 4 Weight
(5) Insert Goal 5	Goal 5 Weight
Total	100.0%

Exhibit 1
     EBITDA: The earnings of the Company before interest, income taxes, depreciation and amortization (including amortization of purchased receivables). The determination of EBITDA, for purposes of this Plan, shall be made by the Board in accordance with generally accepted accounting principles in effect in the United States, applied on a consistent basis (“GAAP”); provided, however, that EBITDA shall be adjusted for this purpose to (A) exclude net gains and losses on the disposal of assets and other non-operating income or expense items and (B) exclude EBITDA generated from acquisitions of new businesses or companies during the year (an acquisition of a new office would not be deemed to be a material acquisition). EBITDA will be determined after accrual for all bonuses, including bonuses to be paid under this and all other Company annual incentive compensation plans.

SCHEDULE 2
Equity Grants – Stock Options; Restricted Stock
The equity awards that the Executive shall receive pursuant to Section 3(e) of the Employment Agreement to which this Schedule 2 relates shall be subject to the terms and conditions of the Stock Incentive Plan, shall be set forth in award agreements comparable to those that AACC enters into with other similarly-situated executives, and shall reflect the following terms and conditions:
Time-Vested Restricted Stock Units:
1.	Number of units of AACC common stock subject to award: ___that number of units equal to $500,000 divided by the fair market value per share of AACC common stock on the date of the award.

2.	Vesting Schedule: 50% on each of the first and second anniversary dates of the award date (in the fourth quarter 2007), but only if the Executive is employed by the Company on the particular vesting date.
Stock Options:
1.	Number of shares of AACC common stock subject to award:
a.	2007 fourth quarter grant: 21,250 shares.
2.	Exercise Price: fair market value on date of award, determined pursuant to the Stock Incentive Plan and general practices applicable to executive officers.

3.	Vesting Schedule for each individual grant: 25% each August 7, for the next 4 years.
Performance-Based Restricted Stock Units:
1.	Number of units of AACC common stock subject to award: 10,625

2.	Vesting Schedule:
a.	0% until the earlier of (i) the filing date of the Company’s Form 10-Q for the quarterly period ending June 30, 2011 or (ii) August 15, 2011 (the “Vesting Date”).
b.	If and only if the Executive is employed by the Company on the Vesting Date, the percentage determined according to the following table based on AACC’s cumulative earnings per share (“EPS”) over AACC’s most recent four-year period ending at the end of the calendar quarter immediately preceding the Vesting Date:

4-year Cumulative EPS
(measured from a base of
$XXXX per share for the
2007 grant) (1)	Vested Percentage (1)
Less than XX% per annum	0%
At XX% per annum	60%
At XX% per annum	80%
At XX% per annum	100%

(1)	The Executive’s vested percentage from the foregoing table will be pro rated for EPS results between XX% and XX% per annum, as well as between XX% and XX% per annum. Cumulative EPS will be rounded to the nearest one-tenth of one cent. The Executive’s vested percentage will be rounded to the nearest one hundredth of one percent. Full shares only will be awarded.
The Board of Directors or Compensation Committee will determine four-year EPS in accordance with Generally Accepted Accounting Principles (subject (1) to their discretion to take into account or to disregard extraordinary financial events on a uniform basis for all executives, and net gains and losses on the disposal of assets and other non-operating income or expense items, and (2) to excluding non-cash equity compensation expense).
Superseding of the Foregoing through Award Agreements:
The terms and conditions of any executed award agreement for stock options or restricted stock or restricted stock units will be deemed to supersede and to automatically satisfy all terms of this Schedule 2 for the granting of equity awards pursuant to Section 3(d) of the Employment Agreement.